Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

AXSYS TECHNOLOGIES, INC.

and

AST BEARINGS LLC

dated as of

November 30, 2007

i

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Form of Assumption Agreement
Exhibit B	Form of Assignment and Assumption of Leases
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Trademark Assignment
Exhibit E	Form of Domain Name Assignment
Exhibit F	Form of Assignment of Assigned Contracts
Exhibit G	Form of Receipt
Exhibit H	Form of Escrow Agreement

Sections of Disclosure Schedule

Section 1.07	Allocation Schedule
Section 2.03	Non-Contravention
Section 2.04	Consents
Section 2.05	Financial Statements; Estimated Working Capital Statement; Accounting Methodologies
Section 2.06	Events Subsequent to Financial Statements
Section 2.07	Taxes
Section 2.08	Litigation
Section 2.09	Compliance with Law; Permits
Section 2.10	Employee Plans
Section 2.11	Labor Relations
Section 2.12	Leased Facilities
Section 2.13	Purchased Intellectual Property
Section 2.14	Material Contracts
Section 2.15	Environmental Matters
Section 2.16	Inventory Locations
Section 2.17	Administrative Services Provided by Seller to the Business
Section 2.18	Insurance
Section 2.20	Affiliate Transactions
Section 2.22	Warranty
Section 8.01	Seller’s Knowledge

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2007, is by and among AST BEARINGS LLC, a Delaware limited liability company (“Purchaser”), and AXSYS TECHNOLOGIES, INC., a Delaware corporation (“Seller”).

RECITALS

WHEREAS, Seller conducts the business of distributing precision ball bearings, spherical plain bearings, bushings and related products to original equipment manufacturers and distributors, as well as the manufacture and sale of mechanical-bearing subassemblies for a variety of customers under the name “AST Bearings” (the “Business”); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser, upon the terms and subject to the conditions hereinafter set forth, substantially all of the assets of Seller used in the Business.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and upon the terms and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE

Section 1.01.          Purchased Assets; Excluded Assets. At the Closing, Purchaser is purchasing from Seller, and Seller is selling, conveying, transferring, assigning and delivering or causing to be sold, conveyed, transferred, assigned and delivered, to Purchaser, all of Seller’s rights, title and interest in, to and under the Purchased Assets, free and clear of all Liens. Purchaser is not purchasing and shall not purchase or acquire or otherwise obtain any right, title or interest in, to or under any Excluded Asset.

Section 1.02.          Assumed Liabilities; Retained Liabilities. Effective from and after the Closing, Purchaser is assuming, and shall hereafter pay, perform and observe fully and timely, the Assumed Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser is not assuming and shall not assume or be deemed to have assumed, and shall have no liability or obligation with respect to, any Retained Liabilities.

Section 1.03.          Assignment of Nonassignable Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract, Permit or any claim or right or any benefit arising thereunder or resulting therefrom if and for so long as such assignment, without the approval, consent or waiver of a third party thereto or Governmental Authority, would constitute a breach or other contravention of such Assigned Contract or Permit or in any way adversely affect the rights of Purchaser or Seller thereunder. If such approval, consent or waiver is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Purchaser would not in fact receive all such rights, Purchaser and Seller will cooperate in a mutually agreeable arrangement under which Purchaser would obtain the benefits and perform and discharge the obligations thereunder in accordance with this Agreement, or under which Seller would enforce for the benefit of Purchaser, at Purchaser’s sole cost and expense, with Purchaser being responsible for the performance and discharge of Seller’s obligations, any and all rights of Seller thereunder against a third party.

Section 1.04.          Purchase Price. At the Closing, in consideration for the transfer by Seller to Purchaser of the Purchased Assets, Purchaser is assuming the Assumed Liabilities and is paying to Seller, in cash, by wire transfer of immediately available funds to an account or accounts designated by Seller to Purchaser, an aggregate purchase price equal to the sum (the “Initial Purchase Price”) of (a) $15,540,000, plus (b) the amount, if any, by which the Estimated Working Capital exceeds $9,250,000, minus (c) the amount, if any, by which the Estimated Working Capital is less than $8,750,000, which Initial Purchase Price is agreed to be $15,304,897. The Initial Purchase Price shall be subject to adjustment following the Closing as provided in Section 1.06 and as so adjusted shall be referred to herein as the “Purchase Price”.

Section 1.05.          Closing and Closing Deliveries.

(a)           The payment of the Initial Purchase Price in accordance with Section 1.04, the transfer of the Purchased Assets to Purchaser and the assumption by Purchaser of the Assumed Liabilities hereunder (the “Closing”) is taking place concurrently with the execution and delivery of this Agreement on the date of this Agreement (the “Closing Date”). All transfers and assumptions hereunder will be deemed to have been made simultaneously and will become effective, and legal title, equitable title and risk of loss with respect to the Purchased Assets will transfer to Purchaser at the Closing, which transfer will be deemed effective for accounting and other computational purposes as of 11:59 p.m. (Eastern Daylight Savings Time) on the Closing Date.

(b)           Deliveries by Purchaser at the Closing. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i)            the Initial Purchase Price payable to Seller as set forth in Section 1.04;

(ii)           the certificate of formation (or equivalent organizational document) of Purchaser, certified as of a recent date by the Secretary of State of Delaware;

(iii)          a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Purchaser in such jurisdiction;

(iv)          a certificate of an officer of Purchaser, given by such officer on behalf of Purchaser and not in such officer’s individual capacity, certifying as to the limited liability company agreement (or equivalent governing document) of Purchaser and as to resolutions of the board of managers (or equivalent governing body) of Purchaser authorizing this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby;

(v)           an assumption agreement in the form of Exhibit A, pursuant to which Purchaser will assume the Assumed Liabilities that are not assumed pursuant to any other Transaction Agreement (the “Assumption Agreement”), duly executed by Purchaser in favor of Seller;

(vi)          an instrument of assignment and assumption in the form of Exhibit B, pursuant to which Seller will assign to Purchaser all of Seller’s right, title and interest in the Lease Agreements and Purchaser will assume all obligations thereunder (the “Assignment and Assumption of Leases”), duly executed by Purchaser;

(vii)         a general assignment and bill of sale in the form of Exhibit C, pursuant to which Seller will convey the Purchased Assets to Purchaser that are not conveyed pursuant to any other Transaction Agreement (the “Bill of Sale”), duly executed and acknowledged by Purchaser;

(viii)        a trademark assignment in the form of Exhibit D, pursuant to which Seller will assign to Purchaser the rights to all trademarks, service marks, trade names and logos set forth on Annex A thereto (the “Trademark Assignment”), duly executed and acknowledged by Purchaser;

(ix)           a domain name assignment in the form of Exhibit E, pursuant to which Seller will assign to Purchaser the rights to all Domain Names set forth on Annex A thereto (the “Domain Name Assignment”), duly executed and acknowledged by Purchaser;

(x)            an assignment of contracts in the form of Exhibit F, pursuant to which Seller will assign to Purchaser the Assigned Contracts (other than the Lease Agreements) (the “Assignment of Assigned Contracts”), duly executed and acknowledged by Purchaser; and

(xi)           such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

(c)           Deliveries by Seller at the Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i)            the certificate of incorporation of Seller, certified as of a recent date by the Secretary of State of Delaware;

(ii)           a certificate of the Secretary of State of Delaware as to the good standing as of a recent date of Seller in such jurisdiction;

(iii)          the Assumption Agreement, duly executed and acknowledged by Seller;

(iv)          the Assignment and Assumption of Leases, duly executed by Seller;

(v)           the Bill of Sale, duly executed by Seller in favor of Purchaser;

(vi)          the Trademark Assignment, duly executed by Seller in favor of Purchaser;

(vii)         the Domain Name Assignment, duly executed by Seller in favor of Purchaser;

(viii)        the Assignment of Assigned Contracts, duly executed by Seller in favor of Purchaser;

(ix)           an affidavit dated as of the Closing Date, in the form required by the Treasury regulations issued under Section 1445 of the Code, to the effect that Seller is not a foreign person for purposes of Section 1445 of the Code;

(x)            a receipt in the form of Exhibit G duly executed by Seller acknowledging payment of the Initial Purchase Price;

(xi)           an irrevocable letter of credit, duly issued by a financial institution reasonably acceptable to Purchaser and naming Purchaser as the beneficiary, in an amount equal to $1,500,000 and with an expiration date that is 16 months following the Closing Date (the “Letter of Credit”); and

(xii)          such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Transaction Agreements.

Section 1.06.          Working Capital Adjustment.

(a)           Final Working Capital Statement. Within 90 days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller an audited balance sheet (the “Closing Balance Sheet”) setting forth the Purchased Assets and the Assumed Liabilities as of the Closing Date, including a working capital statement (the “Final Working Capital Statement”) based thereon setting forth the Net Working Capital as of the Closing Date (the “Final Working Capital”). Both the Closing Balance Sheet and the Final Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with Seller’s past practices using the same accounting principles, practices, methodologies and policies for GAAP used in the preparation of the Estimated Working Capital Statement.

(b)           Dispute. Within 30 days following receipt by Seller of the Closing Balance Sheet and the Final Working Capital Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the preparation or content of the Final Working Capital Statement; provided, however, that Seller may not dispute the accounting principles, practices, methodologies and policies used in preparing the Final

Working Capital Statement if they are the same as the accounting principles, practices, methodologies and policies used in preparing the Estimated Working Capital Statement. If Seller does not notify Purchaser of a dispute with respect to the Final Working Capital Statement within such 30-day period, such Final Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Purchaser and Seller shall negotiate in good faith to resolve such dispute. If Purchaser and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after Seller advises Purchaser of its objections, then Purchaser and Seller jointly shall engage an independent accounting firm of national reputation (the “Accounting Firm”) to resolve such dispute. As promptly as practicable thereafter, Purchaser and Seller shall each prepare and submit a presentation detailing each party’s complete statement of proposed resolution of the dispute to the Accounting Firm. As soon as practicable thereafter, Purchaser and Seller shall cause the Accounting Firm to make a final determination of Final Working Capital based upon the presentations by Purchaser and Seller, provided that such final determination shall not be in an amount greater than the higher, or less than the lower, of the two amounts proposed by Seller and Purchaser, respectively. The parties shall share the expenses of the Accounting Firm equally. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.

(c)           Access. For purposes of complying with the terms set forth in this Section 1.06, each party shall cooperate with and make available to the other party and such other party’s representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Working Capital Statement and the resolution of any disputes thereunder.

(d)           Post-Closing Adjustment to the Purchase Price. The Purchase Price will be adjusted upwards or downwards as follows:

(i)            If the Final Working Capital (as finally determined pursuant to Section 1.06(b)) is less than the Estimated Working Capital, then the Purchase Price will be adjusted downward by the amount by which the Final Working Capital (as finally determined pursuant to Section 1.06(b)) is less than the Estimated Working Capital;

(ii)           If the Final Working Capital (as finally determined pursuant to Section 1.06(b)) is greater than $9,250,000, then the Purchase Price will be adjusted upward by an amount equal to the sum of (A) the amount by which the Final Working Capital (as finally determined pursuant to Section 1.06(b)) exceeds $9,250,000, plus (B) the amount by which the Estimated Working Capital is less than $8,750,000;

(iii)          If the Final Working Capital (as finally determined pursuant to Section 1.06(b)) is less than $9,250,000 but greater than $8,750,000, then the Purchase Price will be adjusted upward by the amount by which Estimated Working Capital is less than $8,750,000; or

(iv)          If the Final Working Capital (as finally determined pursuant to Section 1.06(b)) is less than $8,750,000 but greater than the Estimated Working Capital, then the Purchase Price will be adjusted upward by the amount by which the Final Working Capital (as finally determined pursuant to Section 1.06(b)) exceeds the Estimated Working Capital.

(e)           Adjustment Payments. Seller will pay to Purchaser the amount of any downward adjustment to the Purchase Price determined in accordance with this Section 1.06, if applicable, and Purchaser will pay to Seller the amount of any upward adjustment to the Purchase Price determined in accordance with this Section 1.06, if applicable. Any such payment is to be made within five Business Days of the date on which the Final Working Capital is finally determined pursuant to Section 1.06(b) by wire transfer of immediately available funds to an account or accounts designated in writing by the party to receive such funds.

Section 1.07.          Allocation of Purchase Price. After the Final Working Capital Statement is finally determined pursuant to Section 1.06(b), Seller and Purchaser shall allocate the Purchase Price and, to the extent required, the Assumed Liabilities and relevant transaction costs among the Purchased Assets in accordance with the fair market values determined pursuant to the methodology set forth in Section 1.07 of the Disclosure Schedule (the “Allocation Schedule”) and Section 1060 of the Code. Once finalized, each of the parties hereto shall report the purchase and sale of the Purchased Assets in accordance with this Section 1.07 for all income Tax and Transfer Tax purposes. Once finalized, Purchaser and Seller shall adopt and utilize the fair market values determined pursuant to the methodology set forth in this Section 1.07 for purposes of filing IRS Form 8594 and all other Returns filed by each of them (unless otherwise required by Law), and each of them will not voluntarily take any position inconsistent therewith upon examination of any such Return, in any judicial or administrative proceeding or otherwise with respect to such Returns. Purchaser and Seller each agrees to provide the other promptly with any other information required to complete IRS Form 8594. Seller and Purchaser shall each provide to the other for review a copy of its IRS Form 8594 at least 10 Business Days prior to its submission to the IRS. The Allocation Schedule shall be amended in accordance with applicable Law as the parties jointly agree in writing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser as follows:

Section 2.01.          Organization. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own its properties and to carry on the Business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of the Business makes such qualification necessary.

Section 2.02.          Authority; Enforceability. Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary pursuant to its governing documents or the Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller, and each Transaction Agreement to which Seller is a party will be duly executed and delivered by Seller, and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles, whether considered in a proceeding in equity or at law (collectively, the “General Enforceability Exceptions”).

Section 2.03.          Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements to which it is a party does not and will not (a) conflict with or violate Seller’s organizational or governing documents, (b) conflict with or violate any Law applicable to the Business or the Purchased Assets, or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Assigned Contract or any Permit necessary for the operation of the Business.

Section 2.04.          Consents. The execution, delivery and performance by Seller of this Agreement and the Transaction Agreements and the consummation by Seller of the transactions contemplated hereby does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 2.05.          Financial Statements. Section 2.05 of the Disclosure Schedule sets forth true and complete copies of the following financial statements:  (a) the unaudited balance sheets of the Business as at December 31, 2006, December 31, 2005 and December 31, 2004, and the unaudited statements of income and cash flows for each of the periods then ended (the “Annual Financial Statements”); (b) the unaudited balance sheet of the Business as at October 27, 2007, and the unaudited statements of income and cash flows for the ten-month period then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”); and (c) the Estimated Working Capital Statement. The Financial Statements (x) have been prepared, in all material respects, from the books and records of Seller and in accordance with GAAP applied consistent with Seller’s past practices (except for the absence of footnote disclosure, the absence of customary year-end adjustments in the Interim Financial Statements, and as otherwise noted therein), and (y) present fairly, in all material respects, the financial position and results of operations and cash flows of the Business, as of the dates and for the periods presented. The Estimated Working Capital Statement has been prepared from the Interim Financial Statements.

Section 2.06.          Events Subsequent to Financial Statements. Since December 31, 2006, there has been no change or development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect, Seller has conducted the Business only in the ordinary course of business consistent with past practice (other than in connection with or in preparation for the transactions contemplated by this Agreement), and Seller has not:

(a)           sold, assigned, transferred, leased or licensed any individual asset used primarily in the Business with a value in excess of $50,000 except for fair consideration in the ordinary course of business;

(b)           entered into any agreement, contract, lease or license with respect to the Business either involving more than $50,000 annually or outside the ordinary course of business;

(c)           accelerated, terminated, modified or cancelled any agreement, contract, lease or license with respect to the Business either involving more than $50,000 annually or outside the ordinary course of business (or had any other party thereto take such action);

(d)           made any capital expenditures or commitments therefor, in each case, with respect to the Business either involving more than $200,000 (in the aggregate) or outside the ordinary course of business;

(e)           made any capital investment in, any loan to, or any acquisition of the securities or other assets of, any Person with respect to the Business either involving more than $50,000 (individually or in the aggregate) or outside the ordinary course of business;

(f)            delayed or postponed the payment of accounts payable or other Liabilities with respect to the Business outside the ordinary course of business;

(g)           cancelled, compromised, waived or released any right or claim with respect to the Business either involving more than $50,000 (individually or in the aggregate) or outside the ordinary course of business;

(h)           sold, assigned, transferred or licensed out any Purchased Intellectual Property;

(i)            experienced any damage, destruction or casualty loss to the Purchased Assets in an aggregate amount in excess of $50,000 (whether or not covered by insurance);

(j)            made any material changes in any employee compensation, benefits, severance or termination agreement with respect to the Business, other than routine salary increases in the ordinary course of business, or paid any bonus compensation to any Employee (other than any year-to-date bonus compensation payable by Seller to any Employee in connection with the consummation of the transactions contemplated by this Agreement);

(k)           received any notice from any customer with respect to any warranty claims, termination of contracts or work orders, or disputes, in each case, with respect to the Business as to amounts billed in excess of $50,000; or

(l)            agreed to do any of the foregoing.

Section 2.07.          Taxes.

(a)           Seller has filed all Tax Returns (other than income, franchise and other similar Tax Returns) that it was required to file by any and all applicable Laws that relate to the Business or the Purchased Assets. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws. All Taxes due and payable (other than income, franchise and other similar Taxes) that relate to the Business or the Purchased Assets (whether or not shown on any Tax Return) have been paid. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person that relate solely to the Business or the Purchased Assets. There are no Liens on the Purchased Assets arising in connection with the failure by Seller to pay any Tax. Except as specifically provided in Article 5, Purchaser will not become liable for any Taxes of Seller as a result of the transactions contemplated by this Agreement.

(b)           No audits or administrative or judicial Tax proceedings are pending or being conducted solely with respect to the Business or the Purchased Assets. Seller has not received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any Tax, in each case, solely with respect to the Business or the Purchased Assets. Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency solely with respect to the Business or the Purchased Assets.

(c)           No payments to be made by Purchaser in connection with any Assumed Liabilities will constitute, separately or in the aggregate, (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Laws). Seller is not a party to or bound by any Tax allocation or sharing agreement with respect to the Business that could be binding upon Purchaser in any respect. Seller has no Liability for the Taxes of any other Person under Treasury Regulation Section §1.1502-6 (or any similar provision of state, local, or foreign Tax

Laws), as a transferee or successor, by contract, or otherwise, for which Purchaser could be liable pursuant to the transactions contemplated by this Agreement.

Section 2.08.          Litigation. There are no outstanding injunctions, judgments, orders, decrees, rulings or charges related to Seller or any Actions pending or, to the Knowledge of Seller, threatened against or affecting Seller, in each case, as of the date of this Agreement that relate to the Business. To the Knowledge of Seller, there is no reason to believe that there is any basis for any of the foregoing.

Section 2.09.          Compliance with Law; Permits.

(a)           Since January 1, 2003, the Business has not been, and is not currently being, conducted in violation of any Law. No investigation or review by any Governmental Authority with respect to the Business is pending or, to Seller’s Knowledge, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

(b)           Seller and its Affiliates have all governmental permits, licenses, franchises, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to conduct the Business as presently conducted (collectively, the “Permits”). Seller has filed or caused to be filed all reports, notifications and filings with, and has paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of the Permits in full force and effect. All Permits are freely transferable to Purchaser in accordance with their respective terms.

Section 2.10.          Employee Benefits.

(a)           Section 2.10 of the Disclosure Schedule lists each Employee Benefit Plan. True and correct copies of each Employee Benefit Plan, including summary plan descriptions and written summaries of any plan not reduced to writing, have been delivered, or made available to Purchaser in the Data Room, (other than equity-based Employee Benefit Plans). Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the terms of any applicable agreement and all applicable Laws, including with respect to any “deferred compensation plan” as defined in Section 409A(d)(1) of the Code, the requirements of Section 409A of the Code and applicable regulations. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Seller 401(k) Plan”) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination. Each Employee Benefit Plan has been timely amended to reflect the provisions of any and all Laws in effect for any period prior to or as of the Closing other than amendments for which the remedial amendment period under Section 401(b) of the Code (including, if applicable, any extension of the remedial amendment period) has not expired, and there are no plan document failures, operational failures, demographic failures or employee eligibility failures which have not been corrected within the meaning of Rev. Proc. 2006-27 with respect to any Employee Benefit Plan. There have been no “prohibited transactions” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan.

(b)           Neither Seller nor any ERISA Affiliate maintains, contributes to, has (or has ever had) any obligation to contribute to, or has (or has ever had) any Liability under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA), in each case, with respect to the Business. Neither Seller nor any ERISA Affiliate has ever maintained or contributed to a plan subject to Section 412 of the Code with respect to the Business. Purchaser shall not have any Liability for any plans described in this clause (b) maintained or contributed to by Seller or any ERISA Affiliate at any time.

(c)           With respect to the Business, Seller does not maintain, contribute to or have any obligation to contribute to, or have any Liability with respect to, any employee welfare benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees of Seller (or any spouse or other dependent thereof) other than in accordance with COBRA.

Section 2.11.          Employees. Within the past five years, Seller has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute involving the Business, the Purchased Assets or any Employee. To the Knowledge of Seller, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to any Employees. To the Knowledge of Seller, no officer or executive manager of the Business has any plans to terminate his or her employment with Seller or is a party to any agreement that materially and adversely affects the ability of such officer or executive manager to perform his or her duties with Seller. As of the date of this Agreement, there are no uninsured workers’ compensation claims pending or, to the Knowledge of Seller, threatened against Seller with respect to any Employees. The qualifications for employment of each of the Employees under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with Seller for each Employee. Seller has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder, and to the Knowledge of Seller, there is no basis for any claim that Seller is not in compliance with the terms thereof. Section 2.11 of the Disclosure Schedule contains a complete and accurate list of the following information for each Employee:  name; job title; employer; current annual or hourly compensation, as applicable; accrued vacation; and service credited for purposes of vesting and eligibility to participate in the Employee Benefit Plans.

Section 2.12.          Real Property. Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.12, Section 2.15 and Section 2.17 constitute the sole representations and warranties of Seller relating to the Leased Facilities.

(a)           Section 2.12 of the Disclosure Schedule lists all Leased Facilities. The Leased Facilities, together with easements appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to conduct the Business in substantially the manner it has been conducted prior to the date of this Agreement. Seller owns no real property that is used in the Business.

(b)           Each Leased Facility is used or occupied by Seller for purposes relating to the Business pursuant to a Lease Agreement. A true and correct copy of each Lease Agreement has been made available to Purchaser. Each Lease Agreement is in full force and effect and, to the Knowledge of Seller, is enforceable against the lessor that is party thereto in accordance with its terms, subject to the General Enforceability Exceptions. There are no existing defaults by Seller or, to the Knowledge of Seller, by the lessor under any such Lease Agreement. To the Knowledge of Seller, no event has occurred that (with notice or lapse of time, or both) would reasonably be expected to constitute a breach or default under any such Lease Agreement by Seller (or any other party thereto). Except as set forth in Section 2.04 of the Disclosure Schedule, there are no consents required to assign the Lease Agreements to Purchaser, and the assignment of such Lease Agreements to Purchaser hereunder will not result in a violation or breach thereof or a default thereunder. The Transaction Documents, together with this Agreement, are effective to assign to Purchaser all of Seller’s right, title and interest in and to the Leased Facilities.

(c)           None of the leasing, occupancy or use of the Leased Facilities is in violation of any Law, including any building, zoning, environmental or other Law. The condition and use of the Leased Facilities conforms to each applicable certificate of occupancy and all other Permits required to be issued in connection therewith. Seller has not received any notice, with respect to any part of the Leased Facilities, of (i) any violation of any zoning, subdivision or building Law applicable thereto, (ii) taking or intent to take by eminent domain any part of such property, or (iii) commencement of enforcement proceedings with respect to delinquent Taxes.

(d)           All buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation, walls, and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection security and surveillance systems, and telecommunications, computer, wiring and cable installations), in each case, included in the Leased Facilities, are in good condition (ordinary wear and tear excepted), are sufficient for the operation of the Business and have been properly maintained by Seller to the extent that Seller is required to maintain such items under the terms of the applicable Lease Agreement.

Section 2.13.          Intellectual Property. Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.13 constitute the sole representations and warranties of Seller relating to the Purchased Intellectual Property.

(a)           To the Knowledge of Seller, Seller owns or has a right to use all Intellectual Property that it uses primarily in the conduct of the Business as currently conducted by Seller.

(b)           No Person has interfered with, infringed upon, misappropriated or other come into conflict with any Purchased Intellectual Property rights of Seller.

(c)           Section 2.13 of the Disclosure Schedule sets forth all of the following items of Purchased Intellectual Property:  (i) patents and patent applications; (ii) registered trademarks and applications to register trademarks; (iii) registered copyrights and applications to register copyrights; (iv) Domain Names; and (v) any other registered Intellectual Property used primarily in and that is material to the Business as currently conducted by Seller. With respect to each such item of Purchased Intellectual Property required to be identified on the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, threatened that challenges the legality, validity, enforceability, use, or ownership of such item.

(d)           Section 2.13 of the Disclosure Schedule sets forth each agreement (including any license, sublicense or other permission) under which (i) Seller has granted to any third Person any rights in any Purchased Intellectual Property and (ii) any third Person has granted to Seller any rights in any Intellectual Property that Seller uses primarily in the operation of the Business as currently conducted by Seller (except for licenses for off-the-shelf, shrink-wrap or mass-market software). Seller has provided to Purchaser a true, correct and complete copy of each such scheduled agreement. Each such agreement is a valid and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, and is enforceable against Seller and, to the Knowledge of Seller, each of the other parties thereto, in each case, subject to the General Enforceability Exceptions. Neither Seller nor, to the Knowledge of Seller, any other party thereto is in violation or breach of or default under any such agreement. Except as set forth in Section 2.04 of the Disclosure Schedule, there are no consents required to assign the Purchased Intellectual Property to Purchaser, and the assignment of such Purchased Intellectual Property to Purchaser hereunder will not result in a violation or breach of, or a default under, any Assigned Contract relating to the Purchased Intellectual Property.

Section 2.14.          Material Contracts.

(a)           Section 2.14 of the Disclosure Schedule sets forth a true and correct list of the following types of Assigned Contracts, other than the Lease Agreements, which are separately addressed in Section 2.12 (the “Material Contracts”):

(i)            open orders that involve the performance of services or delivery of goods or materials by the Business providing for annual revenue to Seller in excess of $50,000;

(ii)           open purchase orders that involve the performance of services for, or delivery of goods or materials to, the Business involving annual payments by the Business in excess of $50,000;

(iii)          collective bargaining agreements or other similar contracts with any labor union covering any Employees;

(iv)          agreements for the employment of any Employee on a full-time, part-time, consulting or other basis (A) providing annual cash or other compensation in excess of $50,000, or (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(v)           agreements relating to any Lien on any of the Purchased Assets;

(vi)          agreements that restrict the ability of the Business to engage in any line of business or compete with any Person;

(vii)         joint venture or partnership agreements involving a sharing of profits, losses costs or liabilities by the Business with any third Person;

(viii)        personal property leases under which the Business is the (A) lessee of tangible personal property owned by any other Person and involving annual rental payments in excess of $25,000 and (B) lessor of tangible personal property owned by Seller;

(ix)           other than agreements for the sale of ball bearings by the Business on a purchase order basis to the Seller’s Optical Systems Group, and except as otherwise set forth in clauses (i) through (viii) above or in Section 2.14 of the Disclosure Schedule, agreements with, or loans to or from, any director, officer, Employee, agent or other Affiliate of Seller involving the Business or any Purchased Asset; and

(x)            Contracts (except as otherwise set forth in clauses (i) through (ix) above or in Section 2.14 of the Disclosure Schedule) entered into other than in the ordinary course of business consistent with past practice or providing for annual payments by or to the Business in excess of $50,000.

(b)           Seller has made available to Purchaser a correct and complete copy of each Material Contract. With respect to the Material Contracts, (i) each Material Contract is in full force and effect and is valid, binding and enforceable against Seller and, to Seller’s Knowledge, the other parties thereto in accordance with its terms, subject to the General Enforceability Exceptions, and (ii) neither Seller nor, to Seller’s Knowledge, any other Person is in material breach or violation of, or default under, any Material Contract.

Section 2.15.          Environmental Matters. Notwithstanding any other representation or warranty contained in this Article 2, the representations and warranties contained in this Section 2.15 constitute the sole representations and warranties of Seller relating to any Environmental Law. Except as set forth in Section 2.15 of the Disclosure Schedule:

(a)           the Business is, and has been for the past three (3) years, operated in compliance with all applicable Environmental Laws;

(b)           Seller has not received any written claim, notice or citation concerning any violation or alleged violation of any applicable Environmental Law relating to the Leased Facilities or the operation of the Business;

(c)           there are no Governmental Orders outstanding, or any Actions pending or, to Seller’s Knowledge, threatened, concerning compliance with any Environmental Law relating to the Leased Facilities or the operation of the Business;

(d)           Seller has obtained and is in compliance with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Leased Facilities and the operation of the Business, and all such permits, licenses and other authorizations are set forth in Section 2.15 of the Disclosure Schedule;

(e)           Seller has provided Purchaser with all environmental audits, reports and other material environmental documents relating to the Leased Facilities or the operation of the Business that are in Seller’s possession; all such audits, reports and documents are listed in Section 2.15 of the Disclosure Schedule; and Seller has no Knowledge of any other environmental audits, reports or other material environmental documents relating to the Leased Facilities or the operation of the Business; and

(f)            the Business does not operate an “Industrial Establishment” pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

Section 2.16.          Inventory. The Inventory is of a quality and quantity comparable with historical practices of the Business. Since December 31, 2006, Seller has maintained its inventory held with respect to the Business in a normal and customary manner consistent with prior practice. The Inventory, taken as a whole, is in good and merchantable condition, and suitable and usable in the ordinary course of its business for the purposes for which intended. The finished goods Inventory is saleable in the ordinary course of business. To the Knowledge of Seller, there is no adverse condition materially affecting the supply of products or materials available to Seller with respect to the Business. All Inventory is free and clear of all Liens. Section 2.16 of the Disclosure Schedule sets forth a listing of each location at which Inventory is, or is customarily, maintained. No Inventory has been consigned (that is, delivered but not sold or sold with an unlimited right of return) to any Person.

Section 2.17.          Title to and Sufficiency of the Purchased Assets. Seller has good and valid title to all of the Purchased Assets (other than those in which it has a leasehold interest), free and clear of all Liens. Seller has a valid leasehold interest in all of the Purchased Assets that are leased by Seller. The Transaction Agreements, together with this Agreement, are effective to assign to Purchaser all of Seller’s right, title and interest in and to all of the Purchased Assets. Other than the Excluded Assets, the Purchased Assets constitute all assets, including all buildings, machinery, equipment, computers and related equipment, furniture, vehicles, and other tangible and intangible assets, reasonably necessary and sufficient for the conduct of the Business in the same manner as currently conducted by Seller. Section 2.17 of the Disclosure Schedule lists the administrative and other services provided to the Business by Seller that will not continue after the Closing. Each item of tangible personal property included in the Purchased Assets is in good operating condition and repair (ordinary wear and tear excepted).

Section 2.18.          Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy, bond or other form of insurance maintained by Seller with respect to the Business.

Section 2.19.          Brokers. Seller has not retained any broker in connection with the transactions contemplated by this Agreement. Seller will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by or on behalf of Seller.

Section 2.20.          Affiliate Transactions. None of Seller’s directors, officers, employees, or downstream Affiliates (i) has been associated with any business that is a competitor, customer or supplier of the Business within the past 24 months, or (ii) owns any asset that is used primarily in the Business.

Section 2.21.          Accounts Receivable. All notes and accounts receivable of Seller arising in connection with the Business constitute bona fide receivables that arose in the ordinary course of business, are reflected properly on the Interim Financial Statements, and are collectible in accordance with the terms at their recorded amounts, subject only to the reserve for bad debts set forth on the Interim Financial Statements.

Section 2.22.          Warranty. All products sold, leased or delivered by, and all services provided by, Seller (or any Person for which Seller is responsible) in connection with the Business have been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability for replacement thereof or other damages in connection therewith.

Section 2.23.          Product Liability. Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by, or any service provided by, Seller (or any Person for which Seller is responsible) in connection with the Business.

Section 2.24.          No Other Representations or Warranties. Except for the representations and warranties of Seller expressly set forth in this Article 2 (as modified by the Disclosure Schedule), neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller with respect to the Business, the Purchased Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement and the Transaction Agreements (including any implied warranty of merchantability or implied warranty of fitness for a particular purpose). Purchaser acknowledges that neither Seller nor any other Person will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution, communication or furnishing to Purchaser (whether in written or oral form), or use by Purchaser, of any information, documents, projections, forecasts or other material made available to Purchaser (including in the Data Room), confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

Section 3.01.          Organization. Purchaser is duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has the requisite limited liability company power and authority to own its properties and to carry on its business as presently conducted and is duly qualified to do business and is in good standing (where such concept exists) as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

Section 3.02.          Authority; Enforceability. Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser and the holders of any equity interests of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary pursuant to its governing documents or Laws of its jurisdiction of organization to authorize this Agreement or the Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Purchaser and each Transaction Agreement to which Purchaser is a party has been or will be duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitutes or will constitute a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the General Enforceability Exceptions.

Section 3.03.          Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which Purchaser is a party does not and will not (a) conflict with or violate its certificate of formation or limited liability company agreement, (b) conflict with or violate any Law applicable to Purchaser or by which Purchaser or any of Purchaser’s properties or assets are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract or permit to which Purchaser is a party or by which Purchaser or any of Purchaser’s properties or assets are bound.

Section 3.04.          Consents. The execution, delivery and performance by Purchaser of this Agreement and the Transaction Agreements to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Person.

Section 3.05.          Litigation. There are no outstanding injunctions, judgments, orders, decrees, rulings or charges related to Purchaser or Actions pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that in any manner challenges, enjoins or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Transaction Agreements.

Section 3.06.          No Other Representation or Warranties. Except for the representations and warranties of Purchaser expressly set forth in this Article 3, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser with respect to the transactions contemplated by this Agreement and the Transaction Agreements.

ARTICLE 4
COVENANTS OF PURCHASER AND SELLER

Section 4.01.          Confidentiality. After the Closing, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective members, managers, officers, directors, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and exclusively relates to the Business (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain prior to the Closing, (ii) in the public domain at or after the Closing through no fault of Seller or its Affiliates or Representatives or (iii) later lawfully acquired by Seller or its Affiliates or Representatives from sources other than those related to Seller’s prior ownership of the Business; provided, however, that Seller may disclose Confidential Information to its Affiliates and Representatives in connection with the transactions contemplated by this Agreement and the Transaction Agreements so long as such Affiliates and Representatives are informed by Seller of the nature of the Confidential Information and are directed by Seller to hold such in confidence, and Seller shall be responsible for any breach of the confidentiality provisions of this Section 4.01 by its Affiliates and Representatives (excluding such Representatives who, after the date hereof, become Representatives of Purchaser). The obligation of Seller and its Affiliates to hold the Confidential Information in confidence after the Closing shall be satisfied if they exercise the same care with respect to the Confidential Information as they would take to preserve the confidentiality of their own similar information in the ordinary course of business. Nothing in this Agreement shall restrict the ability of Seller to keep copies of any Confidential Information after the Closing, including copies of any and all books and records relating to the Business. If, after the Closing, Seller or any of its Affiliates or Representatives are legally required to disclose any Confidential Information, Seller shall (A) promptly notify Purchaser to permit Purchaser, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by Purchaser in Purchaser’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at Purchaser’s sole cost and expense. If, after the Closing and in the absence of a protective order, Seller or any of its Affiliates or Representatives are compelled as a matter of Law to disclose Confidential Information to a third party, Seller and its Affiliates and Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, Seller will, and will cause its Affiliates and Representatives to, advise and consult with Purchaser and Purchaser’s counsel as to such disclosure and the nature and wording of such disclosure. Anything in this Agreement to the contrary notwithstanding, Seller shall be permitted to disclose Confidential Information and information relating to the transactions contemplated by this Agreement and the Transaction Agreements to the extent Seller reasonably determines it is required to do so in its filings with the Securities and Exchange Commission and/or any exchange on which the securities of Seller may from time to time be listed.

Section 4.02.          Maintenance and Access to Information; Cooperation.

(a)           Other than with respect to Tax matters, which are governed solely by Article 5, after the Closing, Seller and Purchaser agree to maintain all records and information created or maintained in the ordinary course of business required by applicable Law to be kept (including those required under 19 U.S.C. § 1508) related to the Business prior to the Closing, including all customs transactions for which Seller acted as importer of record (the “Pre-Closing Entries”) for the period or periods required by applicable Law. Seller and Purchaser recognize that failure to maintain and produce in a timely manner records relating to Pre-Closing Entries can result in the assessment of penalties and/or additional antidumping duties against Seller or Purchaser.

(b)           Other than with respect to Tax matters, which are governed solely by Article 5, after the Closing, Seller will afford reasonably promptly to Purchaser and its agents reasonable access (with an opportunity to make copies) (subject to Purchaser’s obligation to maintain the confidentiality of any such Confidential Information) during normal business hours and upon reasonable notice, to Seller’s properties, books, records (whether in hard copy or computer format), workpapers, Contracts, personnel and records relating to the Purchased Assets and the Business as Purchaser shall reasonably request for any reasonable business purpose relating to the Purchased Assets or the Business; provided, however, that any such access by Purchaser shall not unreasonably interfere with the conduct of the businesses of Seller. Purchaser shall bear all out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

(c)           Other than with respect to Tax matters, which are governed solely by Article 5, after the Closing, Purchaser will afford reasonably promptly to Seller and its Representatives reasonable access (with an opportunity to make copies) (subject to Seller’s obligation to maintain the confidentiality of any such Confidential Information) during normal business hours and upon reasonable notice, to Purchaser’s properties, books, records (whether in hard copy or computer format), workpapers, Contracts, personnel and records relating to the Purchased Assets or the Business as Seller shall reasonably request for any reasonable business purpose relating to the Purchased Assets or the Business; provided, however, that any such access by Seller shall not unreasonably interfere with the conduct of the Business by Purchaser. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

(d)                                 Without limiting the generality of the foregoing, Purchaser and its Affiliates shall provide to Seller and/or its Affiliates all cooperation and assistance requested by Seller to administer, manage and completely and finally resolve any litigation matters relating to the Business that are included in the Retained Liabilities and any Liabilities relating to antidumping duties arising out of transactions entered into by the Business prior to the Closing (collectively, the “Pre-Closing Claims”), as well as any matters relating to the review by the United States Customs and Border Protection of Pre-Closing Entries. This affirmative obligation shall include preservation of, and providing Seller, its Affiliates and their respective representatives reasonable access to, any books, records and documents (including electronically stored data and information) of Purchaser or the Business relating in any way to the Pre-Closing Claims or Pre-Closing Entries, including furnishing all documents and information (including electronically stored data or information) necessary to respond to any discovery requests and to develop and/or prove any claim or defense in any proceedings relating to any of the Pre-Closing Claims or Pre-Closing Entries. This obligation shall also include, for any aspect of any of the Pre-Closing Claims or Pre-Closing Entries, making any officers, directors, employees or agents of Purchaser, any of its Affiliates or the Business available for consultation, depositions, deposition preparation, trial, and trial preparation (including as witnesses), as well as providing an appropriate representative of Purchaser or the Business to serve as a corporate representative at trial, provided that Seller shall pay to Purchaser a per diem fee of $1,500.00 per employee or other representative of Purchaser for each day or partial day (such fee to be pro rated accordingly) during which such employee or representative is required to provide such services to Seller. Purchaser and its Affiliates shall promptly provide (but in no event later than five (5) Business Days) notice (and copies of any written materials) to Seller of (i) any correspondence, court filings or other materials received by any of them relating to any of the Pre-Closing Claims or Pre-Closing Entries and (ii) any information that may materially impact a Pre-Closing Claim or Pre-Closing Entry, and Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing

(e)                                  Purchaser will use its best efforts to obtain promptly after the Closing (i) approval to use the bonded warehouse enclosure in the warehouse located at 115 Main Road, Montville, New Jersey as a Customs and Border Protection Bonded Warehouse (the “Bonded Warehouse”), (ii) its own Custodian of Bonded Merchandise Customs Bond for the Bonded Warehouse (the “Custodian Bond”) and (iii) its own Importer Customs Bond (the “Importer Bond”), and will promptly notify Seller upon its receipt of any of the foregoing bonds or approvals. Seller will not terminate its current authorization to operate the Bonded Warehouse or its Custodian Bond (No. 460609295) until the earlier of (A) the time that Purchaser informs Seller that Purchaser has obtained its approval to operate the Bonded Warehouse and its Custodian Bond or (B) May 31, 2008. Seller will not remove the AST Bearings Importer Number from its Importer Bond (No. 9905B0985) until the earlier of (X) the time that Purchaser informs Seller that Purchaser has obtained its own Importer Bond or (Y) December 31, 2007. Promptly following Seller’s receipt of notice from Purchaser under clause (A) above, Seller will use its commercially reasonable efforts to terminate its current authorization to operate the Bonded Warehouse and its Custodian Bond (No. 460609295). Promptly following Seller’s receipt of notice from Purchaser under clause (X) above, Seller will use its commercially reasonable efforts to remove the AST Bearings Importer Number from its Importer Bond (No. 9905B0985).

Section 4.03.                             Noncompete; Nonsolicitation of Customers and Employees. Seller agrees that neither it nor any of its Affiliates shall, from the Closing Date until the end of the five-year period immediately following the Closing Date, without the prior written consent of Purchaser, (a) directly or indirectly engage in any business in the world that competes with the Business, (b) directly or indirectly own an interest in, manage, operate, join, control or participate in or be connected with, whether as a partner, stockholder or consultant, any Person in the world that competes with the Business, (c) with respect solely to the Business, solicit, divert, entice or otherwise take away customers, business, patronage or orders of the Business, or attempt to do so, or (d) solicit any individual who is an employee of Purchaser or any of its Affiliates (including, after the Closing, the Business) to leave his or her employment with Purchaser or its Affiliates or in any way interfere with the employment relationship between Purchaser or its Affiliates or any of their respective employees; provided, however, that neither Seller nor any of its Affiliates shall be precluded from:  (w) acquiring as an investment in the ordinary course of business (including investments by any trust of any of its employee benefit plans) any securities required to be registered under the Securities Exchange Act of 1934, as amended, of any Person engaged in a business that competes with the Business to the extent that such acquisitions do not result in Seller or any of its subsidiaries owning in the aggregate 2% or more of any class of such securities; (x) acquiring another Person engaged in a business that competes with the Business to the extent that, at the time of such acquisition, the business of the acquired Person that competes with the Business represents less than ten percent (10%) of such acquired Person’s consolidated sales for its most recently completed fiscal year, provided that Seller shall be obligated to divest the portion of the acquired Person’s business that competes with the Business within one year after the completion of such acquisition; (y) engaging and continuing to engage directly or indirectly in any business or activities in which Seller or any of its subsidiaries are engaged as of the date hereof (other than the Business); or (z) hiring any person (i) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that neither Seller nor its Affiliates has directed such recruitment efforts at such person), provided further that this exception shall not apply to permit Seller to hire any of the Employees set forth in Section 8.01(a) of the Disclosure Schedule, (ii) who contacts Seller or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Seller or any of its Affiliates, other than any general solicitation or advertisement, provided that this exception shall not apply to permit Seller to hire any of the Employees set forth in Section 8.01(a) of the Disclosure Schedule, or (iii) whose employment with Purchaser or its Affiliates has been terminated by Purchaser or its Affiliates for at least six months.

Section 4.04.                             Solicitation of Employees by Purchaser. Purchaser agrees that neither it nor any of its Affiliates shall, until the end of the two-year period immediately following the Closing Date, except as contemplated in Article 6, without the prior written consent of Seller, (a) solicit any individual who is an employee of Seller or any of its Affiliates to leave his or her employment with Seller or its Affiliates or in any way interfere with the employment relationship between Seller or its Affiliates and any of their respective employees, or (b) hire or otherwise engage any individual who is an employee of Seller or any of its Affiliates with whom Purchaser has had contact during the course of pursuing the transactions contemplated by this Agreement; provided, however, that neither Purchaser nor its Affiliates will be precluded from hiring any person (w) who responds to any general solicitation or advertisement (including any recruitment efforts conducted by any recruitment agency, provided that neither Purchaser nor its Affiliates has directed such recruitment efforts at such person), (x) who contacts Purchaser or any of its Affiliates on his or her own initiative without any direct or indirect solicitation or encouragement from Purchaser or any of its Affiliates, other than any general solicitation or advertisement, (y) whose employment with Seller or its Affiliates has been terminated by Seller or its Affiliates for at least six months or (z) with whom neither Purchaser nor any of its Affiliates have had any contact in connection with pursuing the transactions contemplated by this Agreement.

Section 4.05.                             Antidumping Duty Matters.

(a)                                  In the event that Purchaser receives payment of any refunds relating to antidumping duties or deposits paid by Seller with respect to Pre-Closing Entries and the operation of the Business prior to the Closing that are not set forth as a Purchased Asset on the Final Working Capital Statement (“Duty Refunds”), Purchaser shall promptly forward such Duty Refunds to Seller.

(b)                                 In the event that any review by a Governmental Authority results in an upward revision of duties payable with respect to Pre-Closing Entries, Seller shall promptly reimburse Purchaser with respect to any and all additional duties, as well as any and all applicable penalties, assessed on Purchaser with respect to such Pre-Closing Entries.

(c)                                  So long as there is any open period of review in connection with the U.S. Department of Commerce’s administrative reviews of Pre-Closing Entries with respect to GEBR. REINFURT GmbH & Co. KG or its Affiliates (collectively, “GRW”), Purchaser shall use commercially reasonable efforts to cause GRW to comply with any such administrative reviews and shall continue to pay for or reimburse GRW for its expenses in complying with such administrative reviews, including by retaining and paying appropriate counsel on behalf of GRW to assist in complying with all such administrative reviews. Seller will cooperate with Purchaser as reasonably requested to assist Purchaser in complying with Purchaser’s obligations set forth in the immediately preceding sentence; provided, however, that Seller will not be obligated to pay any portion of the expenses required to be paid by Purchaser pursuant to the immediately preceding sentence.

Section 4.06.                             Trademarks; Tradenames.

(a)                                  With respect to any Leased Facility, Purchaser shall either (i) remove all signage with respect to such Leased Facility bearing the “Axsys” name, tradename or trademark or any portion or derivative thereof, or any other trademark retained by Seller, exclusive of those validly transferred as Purchased Assets (collectively, the “Tradenames and Trademarks”) or (ii) cover such signage with temporary signage or other opaque materials not bearing any Tradename and Trademark so that no part of the underlying signage is visible, in either case, no later than 15 days after the Closing.

(b)                                 After the Closing, Purchaser and its Affiliates shall have the right to (i) sell existing Inventory and (ii) use existing packaging, labeling, containers, stationery, business forms, supplies, advertising and promotional materials and any similar materials bearing the Tradenames and Trademarks for 60 days following the Closing; provided, however, that neither Purchaser nor any of its Affiliates shall take any action that could reasonably be expected to impair the value of the Tradenames and Trademarks; provided further, however, that when using the items listed in clause (ii) above in the context of entering into or conducting contractual relationships, Purchaser shall make clear to all other applicable parties that Purchaser, rather than any of Seller or its Affiliates, is the party entering into or conducting the contractual relationship; provided further, however, that personnel of Purchaser or its Affiliates using the above items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller. Purchaser and its Affiliates shall comply with all applicable Laws in any use of packaging or labeling containing the Tradenames and Trademarks.

(c)                                  Purchaser shall use commercially reasonable efforts to minimize its use of the Tradenames and Trademarks, and, in any event, shall cease using the Tradenames and Trademarks on fixed assets as soon as practicable and in any event within 60 days after the Closing.

Section 4.07.                             Montville, New Jersey Monitoring Wells. If Purchaser can reasonably demonstrate that the two groundwater monitoring wells located near the former septic system at the Montville, New Jersey Leased Facility and identified in that certain Phase I Environmental Audit, AST Bearing Division of Vernitron Corporation, prepared by Toxcon Engineering for the Vernitron Corporation and dated September 1989 (the “Wells”), have not been decommissioned, and the New Jersey Subsurface and Percolating Waters Act, N.J.S.A. 58:4A-4.1 et seq. requires that the Wells be decommissioned, then (a) first, Seller and Purchaser shall use their good faith efforts to reasonably cooperate to cause the landlord of the Montville, New Jersey Leased Facility to cause the Wells to be decommissioned in accordance with such Act, and (b) if, notwithstanding such good faith efforts, the landlord does not cause the Wells to be decommissioned within 120 days, then Purchaser may, at its option, subject to applicable Law and the terms of the Lease Agreement for the Montville, New Jersey Leased Facility, (i) cause the Wells to be decommissioned in accordance with such Act, and Seller shall reimburse Purchaser for the reasonable out-of-pocket expenses actually incurred by Purchaser in connection with such decommissioning, or (ii) require Seller to perform or cause to be performed such decommissioning.

ARTICLE 5
TAX MATTERS

Section 5.01.                             General. Notwithstanding any other provision in this Agreement, this Article 5 shall govern Tax matters (excluding matters relating to antidumping duties and normal customs duties).

Section 5.02.                             Tax Cooperation. Purchaser and Seller shall furnish to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. The party requesting any such information shall bear all of the reasonable out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such information. Except with respect to information that is generally available to the public, the party requesting such information shall (a) hold all such information in the strictest confidence, except as required by applicable Law or which must be disclosed in connection with any audit or Taxing Authority inquiry, (b) disseminate such information only to its officers, directors, employees and representatives who have been advised of the confidential nature of such information, and only on an as-needed basis, (c) return promptly, upon request of the other party, all copies of the information received by it, and (d) take all steps necessary to cause its officers, directors, employees and representatives to comply with the terms and conditions of this Section 5.02. Purchaser and Seller shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for a period of seven years following the Closing. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business. Notwithstanding the foregoing, Purchaser shall not have access to any books, records, Tax Returns or other information of Seller that do not relate primarily to the Purchased Assets or the Business.

Section 5.03.                             Transfer Taxes.

(a)                                  Purchaser and Seller shall each timely file all Tax Returns with respect to all excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, transfer, transaction privilege and similar Taxes, levies, charges and fees for which it is responsible under applicable Law in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). The Transfer Taxes shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller, unless such Transfer Taxes are imposed as a result of Purchaser’s failure to provide the documentation described in Section 5.03(b), in which case such Transfer Taxes shall be borne one hundred percent (100%) by Purchaser. Purchaser and Seller shall reasonably cooperate to reduce or eliminate Transfer Taxes to the extent permitted by applicable Law. If one party pays a Transfer Tax that is to be borne by the other party under this Section 5.03(a), the other party shall reimburse the paying party for the amount of such Tax (together with interest and penalties) within 14 days of the paying party’s written demand therefor.

(b)           Purchaser shall provide Seller at the Closing with valid resale or exemption certificates for all tangible personal property, including Inventory, for which Purchaser intends to claim an exemption from sales or use Tax.

Section 5.04.                             Proration of Certain Taxes. Real Property Taxes (as defined below) and all Personal Property Taxes (as defined below) with respect to the Purchased Assets will be prorated as of the Closing Date with (a) Seller being liable for such taxes relating to any time period or periods ending on or prior to the Closing Date and (b) Purchaser being liable for such taxes relating to any time period or periods beginning after the Closing Date. Proration of Real Property Taxes and Personal Property Taxes will be made on the basis of the most recent officially certified tax valuation and assessment for the Purchased Assets. If such valuation pertains to a tax period other than that in which the Closing occurs, such apportionment will be recalculated at such time as actual tax bills for such period are available and the parties will cooperate with each other in all respects in connection with such recalculation and to pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills. For purposes of this Section 5.04, “Real Property Taxes” mean real property taxes, ad valorem taxes, general assessments and special assessments with respect to the Leased Facilities; and “Personal Property Taxes” mean ad valorem taxes with respect to the Purchased Assets other than the Leased Facilities. Any payments made pursuant to this Section 5.04 shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

ARTICLE 6
EMPLOYEES AND EMPLOYEE BENEFITS

Section 6.01.                             Employees and Offers of Employment.

(a)                                  Effective as of the Closing, Purchaser shall offer employment to each Employee (or, with respect to Employees on short-term disability or leave of absence, effective upon their return to work) legally qualified for employment by Purchaser at a base salary or wage that is at least equal to that provided to the applicable Employee immediately prior to the Closing. The Employees who accept and commence employment with Purchaser are hereinafter collectively referred to as the “Purchaser Employees.”  Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state Laws to the extent that the same applies to the Purchaser Employees with respect to any event that occurs at or prior to the Closing. Except as provided in Section 6.01(g), nothing in this Agreement will constitute an agreement by Purchaser to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Purchaser Employees will be entitled to remain in the employment of Purchaser for a specified period of time.

(b)                                 Seller’s applicable group health plan(s) (within the meaning of Treasury Regulation Section 54.4980B-2, Q&A 1) shall have sole responsibility and liability to make COBRA coverage available to Employees, including those who are or become “M&A qualified beneficiaries,” within the meaning of Treasury Regulation Section 54.4980B-9, Q&A 4, in connection with the consummation of the transactions contemplated by this Agreement.

(c)                                  Seller will pay or provide to the Employees all compensation (including bonuses) and other benefits (other than accrued sick leave, vacation and personal days included in the calculation of the Final Working Capital) earned or accrued with respect to such Employees’ service with Seller through the Closing.

(d)                                 Prior to the Closing Date, Seller shall take all actions necessary to fully vest each Employee in all of such Employee’s accounts under each Seller 401(k) Plan.

(e)                                  Purchaser shall credit each Purchaser Employee with the unused vacation, sick leave or personal days to which the Transferred Employee is entitled through the Closing Date (which unused benefits shall be accrued and included in the calculation of the Final Working Capital); provided, however, that if Seller shall be required by applicable Law to pay any Purchaser Employee the cash value of his or her unused vacation, sick leave or personal days described in this Section 6.01(c) and Seller makes such payments, then the Final Working Capital shall be adjusted appropriately to delete the accruals for such amounts and Purchaser shall not be required to honor such vacation, sick leave or personal days.

(f)                                    Seller shall be responsible for the costs and consequences associated with the termination of any Employee who does not become a Purchaser Employee for any reason, including providing COBRA notices and coverage.

(g)                                 Effective from and after the Closing, Purchaser shall assume and be responsible for all Liabilities arising under the (i) incentive bonus programs listed as items 17 and 18 in Section 2.10 of the Disclosure Schedule and (ii) AST Employee Incentive Plan, listed as item 12 in Section 2.10 of the Disclosure Schedule. All Liabilities accruing under each such Employee Benefit Plan through the Closing shall be included in the calculation of Final Working Capital.

Section 6.02.                             Purchaser Benefit Plans.

(a)                                  From the Closing Date through the first anniversary of the Closing Date, except as may be required by applicable Law or otherwise set forth herein, Purchaser shall provide Purchaser Employees with a level of aggregate employee benefits and compensation that is substantially comparable in the aggregate to the aggregate employee benefits and compensation provided to the Purchaser Employees as of immediately prior to the Closing taking into account all information provided, or made available in the Data Room, by Seller in respect of the Employee Benefit Plans (other than equity-based Employee Benefit Plans). Notwithstanding anything to the contrary in this Section 6.02, effective as of January 1, 2008, Purchaser shall make available to each Purchaser Employee group health coverage that is comparable to the group health coverage made available to the Purchaser Employees immediately prior to the Closing; provided further, that Purchaser shall directly reimburse each Purchaser Employee for (i) any COBRA premium such Purchaser Employee pays to continue group health coverage under a Seller Group Health Plan during the period between the Closing Date and December 31, 2007, less (ii) the monthly amount such Purchaser Employee paid for group health coverage under the applicable Seller Group Health Plan immediately prior to the Closing Date. Seller understands and agrees that Purchaser’s flexible spending plan shall not be effective until January 1, 2008.

(b)                                 Purchaser shall cause each plan or program maintained by Purchaser or any of its Affiliates in which a Purchaser Employee will become eligible to participate after the Closing Date in connection with the transactions contemplated by this Agreement to recognize all service of the Purchaser Employees with Seller for purposes of eligibility and vesting and, only with respect to any unused vacation, sick leave or personal days credited by Purchaser pursuant to Section 6.01(c) (but for no other plan or program), benefit accrual.

Section 6.03.                             Purchaser’s 401(k) Plan. With respect to any defined contribution benefit plan maintained by Purchaser or any of its Affiliates in which any Purchaser Employee becomes eligible to participate after the Closing Date in connection with the transactions contemplated by this Agreement (each, a “Purchaser 401(k) Plan”), Purchaser shall cause such Purchaser 401(k) Plan to accept direct rollovers (as described in Section 402(c) of the Code) of eligible rollover distributions (including rollovers of outstanding participant loans) from any Seller 401(k) Plan in which any such Purchaser Employee participates prior to the Closing Date. Seller understands and agrees that Purchaser’s 401(k) Plan shall not be effective until January 1, 2008

Section 6.04.                             No Third Party Beneficiaries. No provision of this Article 6 shall (a) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or Purchaser or any other Person other than the parties hereto and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement, or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Seller, Purchaser or any of their respective Affiliates.

ARTICLE 7
SURVIVAL; INDEMNIFICATION

Section 7.01.                             Survival.

(a)           All of the representations and warranties contained in this Agreement will survive the Closing and continue in full force and effect for a period of 15 months thereafter, except that:  (i) the representations and warranties in Section 2.01 (Organization), Section 2.02 (Authority; Enforceability), Section 2.03(a) (Non-Contravention), the first three sentences of Section 2.17 (Title to and Sufficiency of the Purchased Assets), Section 2.19 (Brokers), Section 2.20 (Affiliate Transactions), Section 3.01 (Organization), Section 3.02 (Authority; Enforceability) and Section 3.03(a) (Non-Contravention) will survive forever; and (ii) the representations and warranties in Section 2.07 (Taxes), Section 2.10 (Employee Benefits) and Section 2.15 (Environmental Matters) will survive for 30 days beyond the expiration of applicable statute of limitations established by Law.

(b)                                 The covenants and agreements of the parties hereto contained in this Agreement shall survive in accordance with their respective terms.

Section 7.02.                             Indemnification of Purchaser by Seller.

(a)                                  Subject to the limitations and procedures set forth in this Section 7.02, Section 7.04 and Section 7.05, from and after the Closing Date, Seller shall indemnify and save and hold harmless Purchaser, its Affiliates and their respective officers, directors, partners and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses suffered by any such Purchaser Indemnified Parties resulting from or arising out of:  (i) any misrepresentation of or inaccuracy in any representation or warranty of Seller made in this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement made by Seller in this Agreement; (iii) any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement engaged by Seller; and (iv) any Retained Liability.

(b)                                 The Purchaser Indemnified Parties shall not be entitled to assert any indemnification pursuant to Section 7.02(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Seller made in this Agreement; provided, however, that if, on or prior to such expiration of the applicable survival period, a notice of claim shall have been given to Seller in accordance with Section 7.04 (Procedures Relating to Indemnification) for such indemnification, the Purchaser Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 7.

(c)                                  Subject to Section 7.07, any indemnification of a Purchaser Indemnified Party pursuant to this Section 7.02 shall be effected by wire transfer or transfers of immediately available funds from Seller to an account or accounts designated in writing by the applicable Purchaser Indemnified Party to Seller within 15 days after the final determination thereof.

Section 7.03.                             Indemnification of Seller by Purchaser.

(a)                                  Subject to the limitations and procedures set forth in this Section 7.03, Section 7.04 and Section 7.05, from and after the Closing Date, Purchaser and its Affiliates shall indemnify and save and hold harmless Seller, its Affiliates and their respective officers, directors, partners and representatives (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses suffered by any such Seller Indemnified Parties resulting from or arising out of:  (i) any misrepresentation of or inaccuracy in any representation or warranty of Purchaser made in this Agreement; (ii) any nonfulfillment or breach of any covenant or agreement made by Purchaser in this Agreement; (iii) any Assumed Liability; and (iv) any importing or exporting activities of Purchaser or the Business occurring after the Closing and during the period that (A) Seller’s current authorization to operate the Bonded Warehouse and its Custodian Bond (No. 460609295) remain in effect or (B) the AST Bearings Importer Number remains on Seller’s Importer Bond (No. 9905B0985), in each case, pursuant to Section 4.02(e).

(b)                                 The Seller Indemnified Parties shall not be entitled to assert any indemnification in accordance with Section 7.03(a)(i) after the expiration of the applicable survival period with respect to misrepresentations of or inaccuracies in the representations and warranties of Purchaser made in this Agreement; provided, however, that if on or prior to the expiration of the applicable survival period, a notice of claim shall have been given to Purchaser pursuant to Section 7.04 (Procedures Relating to Indemnification) for such indemnification, the Seller Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article 7.

(c)                                  Any indemnification of a Seller Indemnified Party pursuant to this Section 7.03 shall be effected by wire transfer or transfers of immediately available funds from Purchaser to an account or accounts designated by the applicable Seller Indemnified Party to Purchaser within 15 days after the final determination thereof.

Section 7.04.                             Procedures Relating to Indemnification.

(a)                                  In order for an indemnified party to be entitled to any indemnification provided for under this Article 7 in respect of, arising out of or involving a claim or demand made by any Person (other than a party hereto or Affiliate thereof) against the indemnified party (a “Third-Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably practicable after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall deliver to the indemnifying party, within five (5) Business Days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim; provided, however, that failure to timely provide such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

(b)                                 If a Third-Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest between the indemnified party and the indemnifying party. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third-Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and the use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party may pay, settle or compromise a Third-Party Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Third-Party Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the indemnified party.

(c)                                  If any indemnified party desires to assert any claim for indemnification provided for under this Article 7 other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such indemnified party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that the failure of an indemnified party to notify the indemnifying party shall relieve the indemnifying party from its obligation to indemnify only to the extent that the indemnifying party is actually prejudiced as a result of such failure.

Section 7.05.                             Limitations on Indemnification.

(a)                                  Seller shall have no liability for indemnification pursuant to Section 7.02(a)(i) with respect to Covered Losses for which indemnification is provided thereunder (i) unless such Covered Losses exceed in the aggregate $200,000, in which case, subject to clause (ii) of this Section 7.05(a), Seller shall be liable for all such Covered Losses in excess of such amount or (ii) for Covered Losses in excess of $1,554,000 in the aggregate. The foregoing limitations will not apply to any breach of the representations and warranties in Section 2.01 (Organization), Section 2.02 (Authority; Enforceability), Section 2.03(a) (Non-Contravention), Section 2.07 (Taxes), Section 2.10 (Employee Benefits), Section 2.15 (Environmental Matters), the first three sentences of Section 2.17 (Title to and Sufficiency of the Purchased Assets), Section 2.19 (Brokers), or Section 2.20 (Affiliate Transactions).

(b)                                 No indemnified party shall be entitled to recover from an indemnifying party more than once in respect of the same Covered Losses; provided, however, that this Section 7.05(b) is to be applied only to prevent “double-counting” or “double-dipping” with respect to the same claim, it being understood that multiple Covered Losses and multiple claims therefor may arise from the same incident or series of related incidents.

Section 7.06.                             Exclusive Remedy. This Article 7 shall be the exclusive remedy of the parties hereto following the Closing for any losses arising out of any misrepresentation or breach of the representations, warranties, covenants or agreements of the parties contained in this Agreement, except (a) for any fraudulent breach or (b) as otherwise provided in this Agreement.

Section 7.07.                             Letter of Credit. Any indemnification of a Purchaser Indemnified Party hereunder may, at the option of Purchaser, be satisfied from the issuing bank under the Letter of Credit (the “Issuing Bank”); provided, however, that, in order to obtain payment from the Issuing Bank under the Letter of Credit, Purchaser must first present to the Issuing Bank one of the following:  (a) a signed, written notice attaching a copy of a final order or judgment duly issued by a court of competent jurisdiction providing that Purchaser is entitled to such payment pursuant to this Agreement; (b) a signed, written notice attaching a copy of a then-pending claim for indemnification asserted by Purchaser against Seller in accordance with Section 7.04 that has not been satisfied by Seller, withdrawn by Purchaser or otherwise fully resolved by the parties within 30 days following the day on which Purchaser first submitted the indemnification claim to Seller under Section 7.04, which notice shall state the amount of such claim; provided, however, that the Letter of Credit shall provide that, within five Business Days of the Issuing Bank’s receipt of any such notice pursuant to this clause (b), the Issuing Bank shall make payment in the amount of any such claim (but in no event in excess of the then-remaining amount available to be drawn under the Letter of Credit) directly to the escrow agent pursuant to an escrow agreement to be entered into in substantially the form attached hereto as Exhibit H (the “Escrow Agreement”); or (c) within the 30-day period prior to the expiration of the Letter of Credit, a signed, written notice attaching a copy of any then-pending claim(s) for indemnification asserted by Purchaser against Seller in accordance with Section 7.04 that have not previously been satisfied by Seller, withdrawn by Purchaser or otherwise fully resolved by the parties (excluding any indemnification claims previously presented to the Issuing Bank pursuant to clause (b) above), which notice shall state the amount of such claim(s); provided, however, that the Letter of Credit shall provide that if the Issuing Bank receives one or more notices contemplated by this clause (c) within the 30-day period prior to the expiration of the Letter of Credit, immediately prior to the expiration of the Letter of Credit the Issuing Bank shall make payment in the amount of any such then-pending claim(s) (but in no event in excess of the then-remaining amount available to be drawn under the Letter of Credit) directly to the escrow agent under the Escrow Agreement. Such escrow agent shall hold such funds in escrow in accordance with the terms of the Escrow Agreement pending the final determination of all such pending indemnification claims. In addition, the Letter of Credit shall provide that, until the expiration date of the Letter of Credit, the Issuing Bank shall make payment to any Purchaser Indemnified Party presenting to the Issuing Bank the documents contemplated by clause (a) above within five Business Days after such presentation by wire transfer of immediately available funds to an account designated by such Purchaser Indemnified Party to the Issuing Bank (but in no event in excess of the then-remaining amount available to be drawn under the Letter of Credit).

Section 7.08.                             Character of Indemnification Payments. Unless otherwise required under applicable Law, any indemnification payments made hereunder shall be treated as adjustments to the Purchase Price.

ARTICLE 8
MISCELLANEOUS

Section 8.01.                             Definitions. The following terms, as used herein, have the following meanings:

“Accounting Firm” has the meaning set forth in Section 1.06(b).

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 1.07.

“Annual Financial Statements” has the meaning set forth in Section 2.05.

“Assigned Contracts” means the Contracts set forth in clause (a) of the definition of “Purchased Assets.”

“Assignment and Assumption of Leases” has the meaning set forth in Section 1.05(b)(vi).

“Assignment of Assigned Contracts” has the meaning set forth in Section 1.05(b)(x).

“Assumed Liabilities” means the following Liabilities of Seller and no others:

(a)                                  Seller’s current Liabilities to the extent included in the Final Working Capital Statement;

(b)                                 Seller’s Liabilities under the executory portion (that is, the portion that is to be performed from and after the Closing Date) of any Assigned Contract, but not including any liability or obligation relating to portions performed or to be performed on or before the Closing Date or as a result of any pre-Closing breach or default by Seller thereunder; and

(c)                                  all Real Property Taxes, Personal Property Taxes and Transfer Taxes for which Purchaser is responsible pursuant to Article 5.

“Bill of Sale” has the meaning set forth in Section 1.05(b)(vii).

“Buildings and Improvements” means all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning set forth in Section 1.05.

“Closing Balance Sheet” has the meaning set forth in Section 1.06(a).

“Closing Date” has the meaning set forth in Section 1.05.

“COBRA” means the requirements of Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 4.01.

“Contract” means any written agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, sales or purchase order, license or arrangement.

“Covered Loss” means any and all losses, Liabilities (excluding contingent liabilities), claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), in each case that are due and payable, including any of the foregoing arising under, out of or in connection with any Action, Governmental Order or award of any arbitrator of any kind, or any Law or Contract; provided, however, that Covered Loss excludes any loss or Liability that has been accrued for or reserved against in the Financial Statements and is included in the calculation of Final Working Capital (but only to the extent of such reserve), and any punitive damages, which damages are expressly waived hereunder. The amount of any Covered Loss subject to indemnification hereunder shall be calculated net of (a) any net insurance proceeds actually received by the indemnitee on account of such Covered Loss and (b) any net Tax benefit actually received (or utilized) by the indemnitee arising from the recognition of the Covered Loss and any other payment received with respect to a Covered Loss. The indemnitee shall use its commercially reasonable efforts to mitigate any actual or potential Covered Loss, in each case to the same extent as it would if such Covered Loss were not subject to indemnification pursuant to the terms of this Agreement. In the event that an insurance or other recovery is made or a net Tax benefit is recognized by the indemnitee with respect to any Covered Loss for which it has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery or benefit, as applicable, shall be made promptly to the indemnitor that provided such indemnification to the indemnitee. The indemnitee shall not be required to disclose any confidential information to the indemnitor (including its Tax Returns) in connection with the indemnitee’s determination of any Tax benefit so long as, in lieu of providing such information with respect to the determination of Tax benefits, the indemnitee shall, at the request of the indemnitor, provide a certificate from an independent nationally recognized accounting firm attesting to the accuracy of the indemnitee’s computation of the relevant Tax benefits. Tax benefits shall be deemed “received (or utilized)” hereunder only to the extent that income Tax liability of the indemnitee for (i) the taxable period in which a Covered Loss arises is actually reduced as a direct result of such Tax benefit, after first reducing such indemnitee’s Tax liability for such period to take into account any expected other Tax deductions, credits, loss carryforwards or similar Tax benefits with respect to such period or (ii) a taxable period prior to the taxable period in which a Covered Loss arises is actually reduced as a direct result of the carryback of a net operating loss generated (in whole or in part) by such Tax benefit (but only to the extent such reduction in Tax liability is the direct result of the portion of such carryback attributable to such Tax benefit), in each case taking into account any increase in taxable income resulting from the receipt of the indemnity payment.

“Data Room” means that certain virtual data room relating to the Business established by Seller as such data room existed on the Business Day immediately preceding the date of this Agreement.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Purchaser prior to or concurrently with the execution and delivery of this Agreement.

“Domain Names” means Internet electronic addresses, uniform resource locators and alpha-numeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Domain Name Assignment” has the meaning set forth in Section 1.05(b)(ix).

“Duty Refunds” has the meaning set forth in Section 4.05(a).

“Employee” means any individual who, as of the Closing, is actively employed (whether full- or part-time) by Seller exclusively in the Business or any such individual who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing.

“Employee Benefit Plan” means any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, disability, death benefit, hospitalization, medical insurance, life insurance, welfare, severance or other employee benefit plan, agreement, arrangement or understanding that is maintained, administered or contributed to by Seller or any of its Affiliates and covers any Employee as of the date hereof, including those defined in Section 3(3) of ERISA (excluding any plans, agreements, arrangements or understandings providing for any of the following benefits:  (a) equity compensation or (b) incentive compensation in connection with the consummation of the transactions contemplated by this Agreement).

“Environmental Law” means any federal, state, or local law, statute, rule or regulation concerning (a) the present environmental status of any soil or groundwater on or under the

Purchased Assets, including federal or state “Superfund” statutes, or equivalent; (b) the manufacture, transport, use, treatment, storage, or disposal of any Hazardous Substance, the discharge of, or the permitting or licensing of discharge of, pollutants, contaminants, or Hazardous Substances to air, water or ground, or (c) the protection of human health or the environment.

“Equipment” has the meaning set forth in clause (f) of the definition of “Purchased Assets.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agreement” has the meaning set forth in Section 7.07.

“Estimated Working Capital” means Seller’s good faith estimate of the Net Working Capital as of the point in time immediately prior to the Closing, calculated in accordance with GAAP consistent with Seller’s past practices using the accounting principles, practices, methodologies and policies set forth on the Estimated Working Capital Statement and delivered to Purchaser.

“Estimated Working Capital Statement” means the unaudited working capital statement of the Business set forth in Section 2.05 of the Disclosure Schedule

“Excluded Assets” means (to the extent, and only to the extent, not included in the calculation of Final Working Capital) (a) all cash and cash equivalents of the Business, (b) any amounts due from Seller’s Affiliates with respect to the Business, (c) all of Seller’s insurance policies and rights thereunder, (d) all personnel records and other records that Seller is required by Law to retain in its possession, (e) except to the extent otherwise provided in Article 6, all rights in connection with, and assets of, the Employee Plans, (f) all Tax refunds or credits of Seller or the Business with respect to pre-Closing periods, (g) all Duty Refunds and (h) any and all right, title and interest in and to the “Axsys” name and all Intellectual Property rights, titles and interests in and to such name.

“Final Working Capital” has the meaning set forth in Section 1.06(a).

“Final Working Capital Statement” has the meaning set forth in Section 1.06(a).

“Financial Statements” has the meaning set forth in Section 2.05.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Enforceability Exceptions” has the meaning set forth in Section 2.02.

“Governmental Authority” means any federal, state, local or foreign government (including any political or other subdivision or judicial, legislative, executive or administrative branch, agency, commission, authority or other body of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree or award entered by or with any Governmental Authority.

“GRW” has the meaning set forth in Section 4.05(b).

“Hazardous Substance” means any material or substance that is listed as “hazardous” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or any petroleum product or by-product.

“Initial Purchase Price” has the meaning set forth in Section 1.04.

“Intellectual Property” means any and all patents and patent applications; trademarks, service marks, trade names, brand names, trade dress, slogans, logos and Domain Names, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights or authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 2.05.

“Inventory” has the meaning set forth in clause (d) of the definition of “Purchased Assets.”

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” has the meaning set forth in Section 7.07.

“Knowledge” means the actual knowledge after due inquiry, with respect to Seller, of any person listed in Section 8.01 of the Disclosure Schedule, and with respect to Purchaser, of any officer of Purchaser.

 “Law” means any statute, law, ordinance, regulation, rule, code or other requirement of a Governmental Authority or any Governmental Order.

“Lease Agreements” has the meaning set forth in clause (h) of the definition of “Purchased Assets.”

“Leased Facilities” has the meaning set forth in clause (h) of the definition of “Purchased Assets.”

“Letter of Credit” has the meaning set forth in Section 1.05(c)(xi).

“Liability” means any direct or indirect liability, obligation, guaranty, claim, loss, damage, deficiency, cost or expense, whether relating to payment, performance or otherwise, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not required to be reflected or reserved against on the financial statements of the obligor under GAAP.

“Lien” means any security interest, pledge, mortgage, lien, charge, hypothecation, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state and foreign securities Laws.

“Material Adverse Effect” means any effect that has (or could reasonably be expected to have) a material adverse effect on the assets, condition (financial or otherwise) or operations of the Business, taken as a whole, or to the ability of any party to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Net Working Capital” means (a) the sum of accounts receivable, inventory and prepaid expenses of the Business minus (b) the sum of accounts payable, accrued expenses and accrued import duties of the Business, in all cases as determined in accordance with GAAP consistent with Seller’s past practices and the calculations set forth in Section 2.05 of the Disclosure Schedule.

“Permits” has the meaning set forth in Section 2.09(b).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Property Taxes” has the meaning set forth in Section 5.04.

“Pre-Closing Claims” has the meaning set forth in Section 4.02(d).

“Pre-Closing Entries” has the meaning set forth in Section 4.02(a).

“Purchase Price” has the meaning set forth in Section 1.04.

“Purchased Assets” means all assets owned by or licensed to Seller and used primarily in the operation of the Business, including:

(a)                                  all Contracts to which Seller is a party and that are exclusively related to the operation of the Business, excluding any intercompany Contracts (the “Assigned Contracts”);

(b)                                 all Intellectual Property owned by Seller and used exclusively in the Business (including any and all of Seller’s right to use the name “AST Bearings” in connection with the Business) and all rights thereto to sue and collect damages for past, present or future infringement, misappropriation or other violation of such Intellectual Property (collectively, the “Purchased Intellectual Property”);

(c)                                  all guarantees and warranties of third parties with respect to any Purchased Asset or that relate exclusively to the ownership or operation of the Business;

(d)                                 all inventories and supplies owned by Seller and held for sale in connection with the Business (collectively, the “Inventory”);

(e)                                  all unpaid accounts, notes and other receivables in favor of Seller arising in connection with the Business;

(f)                                    all fixed assets and tangible personal property (other than the Inventory) owned by Seller and exclusively related to the Business, including fixtures, trade fixtures, machinery, equipment, fittings, furniture, computer hardware, office equipment, and other tangible personal property, but excluding any remotely installed or accessed hardware and operating systems or applications software (collectively, the “Equipment”);

(g)                                 all Permits held primarily in connection with the operation of the Business;

(h)                                 all real estate lease agreements (collectively, the “Lease Agreements”) for all leased facilities that are specifically listed or described in Section 2.12 of the Disclosure Schedule, including all Buildings and Improvements thereon (collectively, the “Leased Facilities”), together with all deposits, prepayments, guaranties, letters of credit and any other security related thereto held by the lessor (and all title documents, surveys, related construction plans and documents and related real estate files in Seller’s possession with respect to the Leased Facilities);

(i)                                     to the extent they are in Seller’s possession, custody and control as of the Closing and to the extent used exclusively in connection with the Business, all non-privileged books, records, files and papers, whether in hard copy or computer format, but excluding information relating to any Tax imposed on the Business, operating or employee manuals or instructional, promotional or educational materials that are exclusive to Seller and are used by Seller in connection with its other businesses, and subject to redaction of information relating to other aspects of the businesses and affairs of Seller; and

(j)                                     all transferable or assignable telephone and facsimile numbers associated with phone lines terminating at the Leased Facilities.

“Purchased Intellectual Property” has the meaning set forth in clause (b) of the definition of “Purchased Assets.”

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Employees” has the meaning set forth in Section 6.01.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.02(a).

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.03.

“Real Property Taxes” has the meaning set forth in Section 5.04.

“Representatives” has the meaning set forth in Section 4.01.

“Retained Liabilities” means any and all Liabilities of Seller not included in the Assumed Liabilities.

“Seller Group Health Plan” means any medical, dental or health plan of Seller or its Affiliates covering Employees as of the date hereof.

“Seller Indemnified Parties” has the meaning set forth in Section 7.03(a).

“Seller” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 2.10.

“Tax” means all taxes, fees, levies or other assessments imposed by a Taxing Authority, including income, gross receipts, excise, real and personal property, municipal, capital, sales, use, transfer, license, payroll and franchise taxes, and such term shall include any interest, penalties, or additions to tax attributable to such taxes, fees, levies or other assessments. Such term does not include duties imposed by Law, including antidumping duties.

“Tax Returns” means any return, report or information return required to be filed with any Taxing Authority in connection with Taxes, and any supplements, schedules or amendment thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Third-Party Claim” has the meaning set forth in Section 7.04(a).

“Trademark Assignment” has the meaning set forth in Section 1.05(b)(viii).

“Tradenames and Trademarks” has the meaning set forth in Section 4.06(a).

“Transaction Agreements” means, collectively, the Assumption Agreement, the Real Estate Assignment and Assumption Agreements, the Trademark Assignment, the Domain Name Assignment, the Bill of Sale, and the Assignment of Assigned Contracts.

“Transfer Taxes” has the meaning set forth in Section 5.03(a).

Section 8.02.                             Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic facsimile transmission) and shall be given:

if to Purchaser, to:

AST Bearings LLC

c/o Tonka Bay Equity Partners LLC

301 Carlson Parkway, Suite 325

Minnetonka, MN  55305

Attention:  Cary Musech

Facsimile No.:  (952) 345-2001

with a copy to:

Lindquist & Vennum P.L.L.P.

4200 IDS Center

80 South Eighth Street

Minneapolis, MN  55402

Attention:  Robert E. Tunheim

Facsimile No:  (612) 371-3207

if to Seller, to:

Axsys Technologies, Inc.

175 Capital Blvd., Suite 103

Rocky Hill, CT  06067

Attention:  Geoff Ling

Facsimile No:  (860) 594-5750

with a copy to:

Jones Day

901 Lakeside Avenue

Cleveland, Ohio  44114

Attention:  Christopher J. Hewitt

Facsimile No.:  (216) 579-0212

or such other address or electronic facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.03.                             Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.04.                             Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 8.05.                             Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided, however, that Purchaser may assign any or all of its rights, interests, and obligations hereunder (a) to one or more of its Affiliates, (b) for collateral security purposes to any lender providing financing to Purchaser or its Affiliates and any such lender may exercise all of the rights and remedies of Purchaser hereunder, and (c) to any subsequent purchaser of Purchaser, or substantially all of its assets relating to the Business (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise); provided further, however, that Purchaser shall not be relieved of any Liability hereunder notwithstanding any such assignment.

Section 8.06.                             Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules thereof.

Section 8.07.                             Specific Performance; Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware (and, with respect to claims in which the exclusive subject matter jurisdiction of such claims is federal, any federal district court located in Delaware) in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (d) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 8.02. In the event of any Action arising out of this Agreement or any of the transactions contemplated hereby brought by either Seller or Purchaser against the other, the trier of fact may require the non-prevailing party in such Action to pay the reasonable attorneys’ fees and expenses of the prevailing party incurred in respect of such Action.

Section 8.08.                             Waiver of Jury Trial.

(a)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                                 EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION SET FORTH IN THIS SECTION 8.08.

Section 8.09.                             Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The electronic transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies or Liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 8.10.                             Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular in this Agreement shall also include the plural and vice versa. The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The phrases “the date of this Agreement,” “the date hereof” and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11.                             Entire Agreement. This Agreement, together with the Transaction Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

Section 8.12.                             Disclosure Schedule. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion shall not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Disclosures included in any section of the Disclosure Schedule shall be considered to be made for purposes of all other sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other section of the Disclosure Schedule is reasonably apparent; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. The Disclosure Schedule and the exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

Section 8.13.                             Severability. Whenever possible, each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of any other provision or portion of any provision of this Agreement, and this Agreement will be re-formed, construed and enforced in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision or portion of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AST BEARINGS LLC

By:	/s/ Cary Musech
Name: Cary Musech
Title: President

AXSYS TECHNOLOGIES, INC.

By:	/s/ David A. Almeida
Name: David A. Almeida
Title: CFO, Vice President Finance and
Administration

[Signature Page to Asset Purchase Agreement]